Exhibit 99.1

                      Chattem Reports Third Quarter Results


    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Sept. 19, 2005--Chattem, Inc. (NASDAQ: CHTT):

    -- Total revenues for the third quarter increase 3% to $68.2 million

    -- Adjusted operating income for the third quarter increases to $19.9 million, up 18%

    -- Adjusted net income for the third quarter up 21% to $11.3 million, or $0.55 per share

    -- Total revenues for the nine-month period increase 9% to $215.4 million; adjusted earnings per share increase 24% to $1.66

    -- Fiscal 2006 outlook, 20-25% top line growth and 10-15% earnings growth

    Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced financial results for the fiscal third quarter and nine months ended August 31, 2005.

    Third Quarter Results

    Total revenues for the quarter were $68.2 million, up 3%, compared to $66.1 million in the year ago quarter. Adjusted operating income (operating income before litigation settlement and severance charges) for the quarter rose to $19.9 million from $16.8 million, reflecting an 18% increase over the year ago quarter. Adjusted net income (net income before litigation settlement and severance charges) for the quarter was $11.3 million, up 21%, compared to $9.3 million in the year ago quarter. Adjusted earnings per share (earnings per share before litigation settlement and severance charges) for the quarter were $0.55, a 20% increase over the year ago quarter.(1)
    The Company's adjusted results for the third quarter exclude $0.4 million of legal expenses related to the Dexatrim(R) litigation settlement and a $2.3 million severance charge, or $0.09 per share in the aggregate net of taxes. The $2.3 million severance charge consists of a $0.9 million lump-sum cash payment and a $1.4 million, or $0.05 per share, non-cash charge as a result of accelerating the vesting of restricted stock in accordance with a separation agreement with a former officer of the Company. The Company's reported operating income was $17.2 million, its net income was $9.4 million and its earnings per share for the third quarter were $0.46.

    Nine-Month Period Results

    Total revenues for the nine-month period were $215.4 million, up 9%, compared to $197.5 million in the year ago nine-month period. Adjusted operating income (operating income before litigation settlement and severance charges) for the nine-month period rose to $60.4 million from $51.7 million, reflecting a 17% increase over the year ago nine-month period. Adjusted net income (net income before debt extinguishment charge, litigation settlement and severance charges) for the nine-month period was $34.0 million, up 26%, compared to $27.0 million in the year ago nine-month period. Adjusted earnings per share (earnings per share before debt extinguishment charge, litigation settlement and severance charges) for the nine-month period were $1.66, a 24% increase over the year ago nine-month period.(1) The Company's reported operating income was $60.5 million, its net income was $33.6 million and its earnings per share for the nine-month period were $1.64.

    Key Financial Highlights

    -- Gross profit margin as a percentage of revenues for the quarter improved to 72.8% from 71.1% over the prior year period. The improvement was attributable to favorable product mix and price increases for several products, offset by increases in raw materials and transportation costs. For the nine-month period, gross profit margin was 72.2%, up from 71.3% for the same period in 2004.

    -- Advertising and promotion expense for the quarter decreased to $17.7 million from $18.7 million in the prior year period, due primarily to the timing of new product launches. For the nine-month period, advertising and promotional spending increased $2.5 million over the prior year period, reflecting increased promotional spending in support of new product launches. For the nine-month period, advertising and promotion expense as a percentage of total revenues was 27.3%.

    -- Selling, general and administrative expenses (SG&A) as a percentage of revenues for the quarter increased to 17.8%, reflecting increased research and development spending and compensation expense related to employee incentive plans, offset by decreased insurance costs.

    -- Cash flow from operations was $37.9 million for the nine-month period, compared to $29.3 million in the prior year period, a 29% increase.

    -- As of September 16, 2005, the Company had repurchased 747,267 shares at an average cost of $39.23 per share, or $29.3 million in the aggregate, thus far in fiscal 2005. A total of $15.4 million remained available under the Company's previously announced $30.0 million board stock repurchase authorization.

    -- International total revenues increased 2% in the third fiscal quarter of 2005 and 6% for the nine-month period primarily due to the introduction of Icy Hot(R) in Canada and improving distributor sales of Selsun(R) in certain European and Middle Eastern markets offset by sales declines in the UK and certain Latin American markets.

    Quarterly Net Sales by Business Segment

    Topical Analgesics - net sales increased 4% for the quarter, highlighted by Aspercreme(R) (up 22%) and Capzasin(R) (up 12%). Aspercreme continued to benefit from the launch of the Odor-Free Therapy Back and Body Patch and Capzasin continues to enjoy strong market share growth. The balance of the portfolio, including Icy Hot, remained essentially flat, as the Icy Hot Sleeve reached its first anniversary in distribution.
    Medicated Skin Care Products - net sales declined 9% for the quarter. Gold Bond(R) net sales were down 4% as stronger adult powder sales, led by the Gold Bond Ultimate Comfort Powder, and foot product sales were offset by lost sales from discontinued first aid and antifungal foot swab products. In addition, Gold Bond sales were negatively impacted by the timing of display activity at a major retailer. pHisoderm(R) net sales declined 32% primarily reflecting a drop in sales of the base acne and skin care business offset by the continued benefits from the new pH2O(TM) product line.
    Medicated Dandruff Shampoos - Selsun blue(R)'s sales increased 18% over the corresponding year-ago quarter, reflecting the continued growth in Selsun blue users, as well as reduced consumer promotion spending during the third quarter versus the same period last year.
    Dietary Supplements - sales increased 10% for the quarter, led by a 12% increase in Dexatrim(R) net sales reflecting the strong performance of the new Dexatrim Max(TM) diet pill, offset by continued declining sales of the All-in-One bar line. Garlique(R)'s sales increased 24%, reflecting the success of a new advertising campaign.
    Other OTC and Toiletry Products - sales increased 8% on the strength of the Company's seasonal products, BullFrog(R), Sun-In(R), and Ultraswim(R). BullFrog sales increased 25% due to improved distribution and strong sales of the new Kids UV Defender(TM) product line.
    Domestic sales by product category for the third fiscal quarter and the nine-month period of fiscal 2005 compared to the corresponding prior year period were as follows:


($ in millions)

                                   3rd Qtr          Nine Months
Product Category                     2005    % Chg     2005      % Chg
---------------------------       ---------  ------ -----------  -----
Topical Analgesics                    $21.0      4%       $67.4    25%
Medicated Skin Care                    15.8     (9)        49.2     3
Medicated Dandruff Shampoos             7.7     18         25.3    10
Dietary Supplements                     8.5     10         27.5     3
Other OTC and Toiletry                  8.9      8         26.6    (3)



    New Product Launches

    The Company recently announced plans to launch Icy Hot Pro-Therapy(TM), a new multi-dimensional topical pain care product, in February, 2006. Icy Hot Pro-Therapy combines neoprene support-brace technology with cold and hot therapeutic inserts to provide a new and innovative one-system pain management solution to target back and knee pain, common conditions among an estimated 47% of Americans. Fiscal 2006 Icy Hot Pro-Therapy sales are expected to be in the range of $40-50 million and future growth in annual sales from Icy Hot Pro-Therapy is expected through consumer acceptance and product line extensions.
    As mentioned on the Company's second quarter conference call, Selsun Salon(TM), a new line of dandruff shampoos, will begin shipping in early November of this year and is expected to generate approximately $1.0 million of net sales in the fiscal fourth quarter. The Company expects annual sales of Selsun Salon for fiscal 2006 to be in the range of $12-17 million. Selsun Salon is a combination of a rich, luxurious salon shampoo and a maximum strength dandruff shampoo that is formulated to provide consumers with healthy, manageable, dandruff-free hair. Selsun Salon is available in four formulas:
Classic, for normal hair, Moisturizing, for dry or damaged hair, Volumizing, for added texture and fullness, and 2-in-1, a shampoo and conditioner in one.
    In January 2006, Chattem plans to launch the Capzasin Back and Body Patch(tm). The Capzasin Back & Body Patch offers consumers the deep penetrating, odor-free pain relief found in Capzasin cream but in a convenient patch form. The launch of the Capzasin Patch builds on the recent success of the base Capzasin cream business, the net sales of which increased 19% for the nine-month period.
    Beginning in February 2006, Pamprin(R), the Company's menstrual pain relief product, will introduce Pamprin Max(TM). Pamprin Max represents a new formula in the menstrual relief category that seeks to address the most debilitating menstrual symptoms that women experience: intense cramps, headaches, backaches and fatigue. Pamprin Max is formulated to provide specialized symptom relief for an estimated 14.5 million women affected by menstrual symptoms in the U.S. today.
    The Company plans to launch additional new products during fiscal 2006 in the weight loss, dietary supplements and sun care categories that will be announced at a later date.

    Dexatrim Litigation Update

    During the third quarter of fiscal 2005, Chattem resolved substantially all of the remaining claims submitted in the Dexatrim PPA settlement and now estimates that the total cost of the Dexatrim settlement will be approximately $56 million. As previously reported, a total of $70.9 million has been funded into a settlement trust by the Company's insurers and the product manufacturer and is available to pay claims in the settlement. The Company currently expects that after all claims and expenses of the settlement trust have been paid, it could recover up to approximately $8.5 million from the settlement trust and, subject to confirmation of the DELACO bankruptcy plan, $8.75 million from a trust established under DELACO's bankruptcy plan in accordance with the Company's settlement agreement with DELACO. If realized, these potential recoveries are estimated to occur in the fourth quarter of fiscal 2005 or the first quarter of fiscal 2006. The Company currently does not expect to record any additional charges relative to the settlement of the PPA litigation, except for legal expenses that will be recorded in the period incurred.

    Outlook for Fiscal 2005 and 2006

    Fourth Quarter and Fiscal 2005

    For the fourth quarter of fiscal 2005, the Company expects to achieve total revenues of $63-65 million and earnings per share of $.43-.45 (excluding possible Dexatrim litigation settlement items).
    For fiscal year 2005, the Company expects total revenues to reach $278-280 million and earnings per share to be in the range of $2.09-2.11 (excluding Dexatrim litigation settlement items, debt extinguishment charges and executive severance costs). This is expected to result in an increase in total revenues of approximately 8% and an increase in earnings per share of 23-24% over fiscal 2004.

    Fiscal 2006

    Based on anticipated new product launches for fiscal 2006, the Company currently expects top-line revenue for fiscal 2006 to increase 20-25%. Adjusted earnings per share for fiscal 2006 are expected to grow at approximately 10% to 15%. The Company expects to increase advertising and promotion spending rates in fiscal 2006 to support significant new product introductions. Advertising and promotion spending is currently expected to return to historical levels in fiscal 2007.
    All actual results and estimates are prior to any litigation settlement items and legal expense charges related to the settlement of Dexatrim litigation, debt extinguishment charges, expensing of stock options which will begin in fiscal 2006 and any unusual or non-recurring items which have been or might be recorded during the year. Full fiscal year results may not equal the sum of quarterly projections due to rounding and, in the case of EPS, variations in share count.

    Forward-Looking Statements

    Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to estimated results for fiscal 2005 and fiscal 2006, statements relating to potential results for new product launches and potential recoveries from the Dexatrim settlement trust or DELACO bankruptcy. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected, including, those described in our filings with the Securities and Exchange Commission.

    Webcast

    Chattem will provide an online Web simulcast and rebroadcast of its third fiscal quarter 2005 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com on Tuesday, September 20, 2005 beginning at 9:00 a.m. EDT. The online replay will follow shortly after the call and be available through September 27, 2005. Please note Webcast requires Windows Media Player.
    For additional information please contact the following representatives of the Company: Rick Moss, CFO, 423-821-2037, ext. 3278; or Catherine Baker, Manager, Investor Relations, 423-821-2037 ext. 3209.

    (1) See the reconciliation of adjusted operating income, adjusted net income and adjusted earnings per share to the comparable GAAP measure for the third fiscal quarter and the first nine months of fiscal 2005 provided in Chattem's unaudited consolidated statements of income attached hereto.

                             CHATTEM, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                              (Unaudited)

                             For the Three Months  For the Nine Months
                                Ended August 31,     Ended August 31,
                             --------------------- -------------------
                               2005       2004       2005      2004
                             ---------- ---------- --------- ---------

REVENUES:
 Net sales                    $ 68,185   $ 66,096  $215,305  $196,909
 Royalties                          30         39       128       555
                             ---------- ---------- --------- ---------
    Total revenues              68,215     66,135   215,433   197,464

COSTS AND EXPENSES:
 Cost of sales                  18,575     19,135    59,951    56,643
 Advertising and promotion      17,657     18,666    58,739    56,278
 Selling, general and
  administrative                12,122     11,525    36,341    32,831
 Executive severance charges     2,269          -     2,269         -
 Litigation settlement             431        834    (2,401)    4,491
                             ---------- ---------- --------- ---------
    Total costs and expenses    51,054     50,160   154,899   150,243
                             ---------- ---------- --------- ---------

INCOME FROM OPERATIONS          17,161     15,975    60,534    47,221
                             ---------- ---------- --------- ---------

OTHER INCOME (EXPENSE):
 Interest expense               (3,332)    (3,284)  (10,285)  (11,678)
 Investment and other income,
  net                              274         45       676       205
 Loss on early extinguishment
  of debt                            -          -      (744)  (12,958)
                             ---------- ---------- --------- ---------
    Total other income
     (expense)                  (3,058)    (3,239)  (10,353)  (24,431)
                             ---------- ---------- --------- ---------

INCOME BEFORE INCOME TAXES      14,103     12,736    50,181    22,790

PROVISION FOR INCOME TAXES       4,654      4,002    16,560     7,521
                             ---------- ---------- --------- ---------

NET INCOME                    $  9,449   $  8,734  $ 33,621  $ 15,269
                             ========== ========== ========= =========

DILUTED SHARES OUTSTANDING      20,487     20,308    20,456    20,148
                             ========== ========== ========= =========

NET INCOME PER COMMON SHARE
 (DILUTED)                       $0.46      $0.43     $1.64     $0.76
                             ========== ========== ========= =========

----------------------------------------------------------------------

INCOME FROM OPERATIONS
 (EXCLUDING LITIGATION
 SETTLEMENT AND EXECUTIVE
 SEVERANCE CHARGES)

Income from operations        $ 17,161   $ 15,975  $ 60,534  $ 47,221
Litigation settlement              431        834    (2,401)    4,491
Executive severance charges      2,269          -     2,269         -
                             ---------- ---------- --------- ---------
Income from operations
 (excluding litigation
 settlement and executive
 severance charges)           $ 19,861   $ 16,809  $ 60,402  $ 51,712
                             ========== ========== ========= =========

----------------------------------------------------------------------

NET INCOME (EXCLUDING DEBT
 EXTINGUISHMENT, LITIGATION
 SETTLEMENT AND EXECUTIVE
 SEVERANCE CHARGES PER COMMON
 SHARE (DILUTED):

Net income                    $  9,449   $  8,734  $ 33,621  $ 15,269
Add:
    Loss on early
     extinguishment of debt          -          -       744    12,958
    Litigation settlement          431        834    (2,401)    4,491
    Executive severance
     charges                     2,269          -     2,269         -
    Provision for income
     taxes                        (891)      (275)     (202)   (5,758)
                             ---------- ---------- --------- ---------
Net income (excluding debt
 extinguishment, litigation
 settlement and executive
 severance charges)           $ 11,258   $  9,293  $ 34,031  $ 26,960
                             ========== ========== ========= =========

Net income (excluding debt
 extinguishment, litigation
 settlement and executive
 severance) per common share
 (diluted)                    $   0.55   $   0.46  $   1.66  $   1.34
                             ========== ========== ========= =========

----------------------------------------------------------------------

EBITDA RECONCILIATION
 (EXCLUDING LITIGATION
 SETTLEMENT AND EXECUTIVE
 SEVERANCE CHARGES)

Net income                    $  9,449   $  8,734  $ 33,621  $ 15,269
Add:
    Provision for income
     taxes                       4,654      4,002    16,560     7,521
    Interest expense, net
     (includes loss on early
     extinguishment of debt)     3,058      3,239    10,353    24,431
    Depreciation and
     amortization less
     amounts included in
     interest                    1,094      1,341     3,820     3,958
                             ---------- ---------- --------- ---------
EBITDA                        $ 18,255   $ 17,316  $ 64,354  $ 51,179
                             ---------- ---------- --------- ---------
    Executive severance
     charges                  $  2,269   $      -  $  2,269  $      -
    Litigation settlement          431        834    (2,401)    4,491
                             ---------- ---------- --------- ---------
EBITDA (excluding litigation
 settlement and executive
 severance charges)           $ 20,955   $ 18,150  $ 64,222  $ 55,670
                             ---------- ---------- --------- ---------

Depreciation & amortization   $  1,264   $  1,536  $  4,371  $  4,608
Capital expenditures          $  1,397   $    523  $  2,353  $  1,763

----------------------------------------------------------------------

MARGIN DATA:

EBITDA margin (EBITDA
 (excluding litigation
 settlement and executive
 severance charges)/total
 revenues)                        30.7%      27.4%     29.8%     28.2%

Net income margin (net
 income/total revenues)           13.9%      13.2%     15.6%      7.7%

Net income (excluding debt
 extinguishment, litigation
 settlement and executive
 severance charges) margin
 (net income (excluding debt
 extinguishment, litigation
 settlement and executive
 severance charges)/total
 revenues)                        16.5%      14.1%     15.8%     13.7%

----------------------------------------------------------------------

                             August 31, August 31,
                               2005       2004
                             ---------- ----------
BALANCE SHEET DATA:

 Cash and cash equivalents    $ 43,138   $ 26,755
 Accounts receivable, net     $ 33,576   $ 32,241
 Inventories                  $ 22,818   $ 19,549
 Accounts payable             $ 12,067   $ 10,396

 Subordinated debt            $182,500   $200,000

 Shareholders' equity         $127,386   $116,065
 Total assets                 $371,431   $371,355

----------------------------------------------------------------------

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.


    CONTACT: Chattem, Inc.
             Rick Moss, 423-821-2037, ext. 3278
             or
             Investor Relations:
             Catherine Baker, 423-821-2037 ext. 3209